Exhibit 10.22

AMENDMENT TO

ORDINARY SHARE PURHCASE AGREEMENT

This Amendment to Ordinary Share Purchase Agreement (this “Amendment”) is entered into as of November 24, 2025 by and between Blue Gold Limited, a Cayman Islands exempted company (the “Company”), and Tumim Stone Capital LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, on August 29, 2025, the Company and the Investor entered into an ordinary share purchase agreement (the “Purchase Agreement”), pursuant to which the Company may issue and sell to the Investor, and the Investor may purchase from the Company, up to $75,000,000 of newly issued Class A ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”);

WHEREAS, Section 10.6 of the Purchase Agreement provides that the Purchase Agreement may be amended by a written instrument signed by both parties thereto; and

WHEREAS, the Company and the Investor desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to the Purchase Agreement.

(a) The defined terms of “VWAP Purchase Maximum Amount,” “VWAP Purchase Price” and “VWAP Purchase Valuation Period” located in Annex I of the Purchase Agreement shall each be amended and restated as follows:

“VWAP Purchase Maximum Amount” means (a) with respect to a VWAP Purchase made pursuant to Section 3.1 where the VWAP Purchase Valuation Period consists of one (1) Trading Day, such number of Ordinary Shares equal to the lower of (i) the product (rounded up or down to the nearest whole number) obtained by multiplying (A) the daily trading volume in the Ordinary Shares on the Trading Market (or Eligible Market, as applicable) on the applicable VWAP Purchase Exercise Date for such VWAP Purchase by (B) 0.20; and (ii) the quotient obtained by dividing (A) $2,000,000, by (B) the VWAP on the VWAP Purchase Exercise Date, and (b) respect to a VWAP Purchase made pursuant to Section 3.1 where the VWAP Purchase Valuation Period consists of three (3) Trading Days, such number of Ordinary Shares equal to the lower of (i) the product (rounded up or down to the nearest whole number) obtained by multiplying (A) the daily trading volume in the Ordinary Shares on the Trading Market (or Eligible Market, as applicable) on the applicable VWAP Purchase Exercise Date for such VWAP Purchase by (B) 0.40; and (ii) the quotient obtained by dividing (A) $3,000,000, by (B) the VWAP on the VWAP Purchase Exercise Date (in each case to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the applicable period); provided however, that the Investor may waive this limit if Form F-3 is being used to register the Registrable Securities (as defined in the Registration Rights Agreement).

“VWAP Purchase Price” means, with respect to a VWAP Purchase made pursuant to Section 3.1, the purchase price per Share to be purchased by the Investor in such VWAP Purchase, which shall equal (a) in the event that the VWAP Purchase Valuation Period consists of one (1) Trading Day, the product obtained by multiplying (i) lower of (A) the Closing Sale Price on such Trading Day and (B) the VWAP on such Trading Day by (ii) 0.95, and (b) in the event that the VWAP Purchase Valuation Period consists of three (3) Trading Days, the product obtained by multiplying (i) the lowest daily VWAP during the applicable VWAP Purchase Valuation Period for such VWAP Purchase by (ii) 0.97 (in each case to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the applicable period); provided however, that the Investor and the Company can mutually agree to use a different price if Form F-3 is being used to register the Registrable Securities (as defined in the Registration Rights Agreement).

“VWAP Purchase Valuation Period” means, with respect to a VWAP Purchase made pursuant to Section 3.1, as selected by the Company and set forth in the applicable VWAP Purchase Notice, either (a) the period of one (1) Trading Day immediately following the applicable VWAP Purchase Exercise Date for such VWAP Purchase, or (b) the period of three (3) Trading Days immediately following the applicable VWAP Purchase Exercise Date for such VWAP Purchase.

(b) Section 3.1 of the Purchase Agreement is hereby amended and restated as follows:

Section 3.1. VWAP Purchases. Upon the initial satisfaction of all of the conditions set forth in Section 7.2 (the “Commencement” and the date of initial satisfaction of all of such conditions, the “Commencement Date”) and from time to time thereafter, subject to the satisfaction of all of the conditions set forth in Section 7.3 and in this Section 3.1, the Company shall have the right, but not the obligation, to direct the Investor, by its timely delivery to the Investor of a VWAP Purchase Notice on a VWAP Purchase Exercise Date to purchase the VWAP Purchase Share Amount set forth by the Company therein, not to exceed the applicable VWAP Purchase Maximum Amount, at the VWAP Purchase Price therefor (as confirmed in the applicable VWAP Purchase Confirmation) in accordance with this Agreement (each such purchase, a “VWAP Purchase”). The Company may deliver a VWAP Purchase Notice to the Investor on any Trading Day selected by the Company as the VWAP Purchase Exercise Date for a VWAP Purchase, provided that (i) the Company may not deliver more than one VWAP Purchase Notice to the Investor on any single Trading Day, (ii) a number of Trading Days not less than the applicable VWAP Purchase Valuation Period have elapsed since the Trading Day on which the most recent prior VWAP Purchase Notice was delivered by the Company to the Investor pursuant to and in accordance with this Agreement, (iii) a number of Trading Days not less than the applicable VWAP Purchase Valuation Period have elapsed since the most recent Trading Day on which Ordinary Shares were issued pursuant to a Senior Convertible Note (the “3i Note”) issued by the Company to 3i, LP pursuant to that certain Securities Purchase Agreement by and between the Company and 3i, LP, dated of August 29, 2025 (the “3i Securities Purchase Agreement”), and (iv) all Shares subject to all prior VWAP Purchase Notices for VWAP Purchases that have been properly delivered by the Company to the Investor under this Agreement (as applicable) have theretofore been received by the Investor or its Broker-Dealer as DWAC Shares, prior to the Company’s delivery of such VWAP Purchase Notice to the Investor on such VWAP Purchase Exercise Date. The Investor is obligated to accept each VWAP Purchase Notice prepared and timely delivered by the Company in accordance with the terms of and subject to the satisfaction of the conditions contained in this Agreement. If the Company delivers any VWAP Purchase Notice directing the Investor to purchase a VWAP Purchase Share Amount in excess of the applicable VWAP Purchase Maximum Amount that the Company is then permitted to include in such VWAP Purchase Notice, such VWAP Purchase Notice shall be void ab initio to the extent of the amount by which the VWAP Purchase Share Amount set forth in such VWAP Purchase Notice exceeds such applicable VWAP Purchase Maximum Amount, and the Investor shall have no obligation to purchase, and shall not purchase, such excess Shares pursuant to such VWAP Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the applicable VWAP Purchase Maximum Amount pursuant to such VWAP Purchase Notice. At or prior to 9:30 a.m., New York City time, on the Trading Day immediately following the VWAP Purchase Valuation Period for each VWAP Purchase (each, a “VWAP Purchase Settlement Date”), the Investor shall provide to the Company a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Share Amount and the applicable VWAP Purchase Price (both on a per Share basis and the total aggregate VWAP Purchase Price to be paid by the Investor for such applicable VWAP Purchase Share Amount) with respect to such VWAP Purchase (each, a “VWAP Purchase Confirmation”). Notwithstanding the foregoing, the Company shall not deliver any VWAP Purchase Notices to the Investor during the PEA Period or during any Allowable Grace Period.

2. No Other Modification. Except as specifically amended by the terms of this Amendment, all terms and conditions set forth in the Purchase Agreement shall remain in full force and effect, as applicable.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any rule or principle that might refer the governance or construction of this Amendment to the laws of another jurisdiction.

4. Entire Agreement. This Amendment contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained therein and may not be contradicted by evidence of any alleged oral agreement. Capitalized terms used herein without definition shall have the same definition ascribed thereto in the Purchase Agreement.

5. Further Assurances. Each party to this Amendment agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile, .pdf and other electronic execution and delivery of this Amendment is legal, valid and binding for all purposes.

7. Headings. The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective for all purposes as of the date first above written.

TUMIM STONE CAPITAL LLC

By: 3i Management, LLC, its Manager

By:	/s/ Maier J. Tarlow
	Name:	Maier J. Tarlow
	Title:	Manager

BLUE GOLD LIMITED

By:	/s/ Andrew Cavaghan
	Name:	Andrew Cavaghan
	Title:	Chief Executive Officer

[Signature Page to Amendment to Purchase Agreement]